UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010

AIRGAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

259 North Radnor-Chester Rd., Radnor, PA.	19087-5283
(Address of principal executive offices)	(Zip Code)

(610) 687-5253

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 13, 2010, Airgas, Inc. (the “Company”) entered into a new four year $750.0 million revolving credit facility (the “New Credit Facility”) by and among the Company, certain of its subsidiaries as additional borrowers (together with the Company, the “Borrowers”), Bank of America, N.A. as administrative agent and the lenders (the “Lenders”) named therein. The New Credit Facility consists of a $650.0 million U.S. dollar revolving credit line, with a $65.0 million dollar letter of credit sublimit and a $50.0 million dollar swingline sublimit, and a $100.0 million (U.S. dollar equivalent) multi-currency revolving credit line. The maturity date of the revolving credit lines is September 13, 2014. Under circumstances described in the New Credit Facility, the revolving credit line may be increased by an additional $325.0 million, provided that the multi-currency revolving credit line may not be increased by more than an additional $50.0 million.

The U.S. dollar revolving credit line and the multi-currency revolving credit line may bear interest at either a eurocurrency rate (the “Eurocurrency Rate”) plus an applicable rate or a U.S. base rate (the “U.S. Base Rate”) plus an applicable rate. The Eurocurrency Rate is equal to the British Bankers Association LIBOR Rate and is subject to adjustment for reserve requirements and mandatory costs. The U.S. Base Rate is equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.0% per annum. The applicable rate is determined with reference to the credit rating of Airgas’ non-credit enhanced, senior unsecured long-term debt. At September 13, 2010, the applicable rate is equal to 2.125% per annum for Eurocurrency Rate borrowings and 1.125% per annum for U.S. Base Rate borrowings.

A commitment fee payable on the actual daily unused portion of the credit facility is determined with reference to the credit rating of Airgas’ non-credit enhanced, senior unsecured long-term debt. At September 13, 2010, the commitment fee is equal to 0.35% per annum. Swingline loans are not considered utilization of the credit facility for purposes of this calculation.

The New Credit Facility contains customary affirmative and negative covenants, including a financial covenant whereby the ratio of funded indebtedness to consolidated EBITDA may be no greater than 3.5 to 1.0. The New Credit Agreement contains certain customary events of default, including, without limitation, failure to make payments, a cross-default to certain other debt, breaches of covenants, breaches of representations and warranties, certain monetary judgments and bankruptcy and ERISA events.

Affiliates of Bank of America, N.A., as U.S. agent and lender under our Existing Credit Facility (as defined below) and administrative agent and lender under our New Credit Facility and Goldman Sachs Bank USA as lender under our Existing Credit Facility and our New Credit Facility are acting as financial advisors to us in connection with Air Products, Inc.’s unsolicited takeover attempt.

As of September 13, 2010, the Company has borrowings under the New Credit Facility of $365.0 million, €10.2 million, £12.8 million and C$10.0 million.

The foregoing description does not constitute a complete summary of the New Credit Facility and is qualified by reference in its entirety to the full text of the New Credit Facility, which is filed herewith as an exhibit and incorporated in this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entry by the Company into the New Credit Facility described under Item 1.01, on September 13, 2010, the Twelfth Amended and Restated Credit Agreement dated as of July 25, 2006, as subsequently amended, by and among the Company, certain subsidiaries borrowers party thereto, Bank of America, N.A. as U.S. agent and The Bank of Nova Scotia as Canadian agent and the lenders party thereto (the “Existing Credit Facility”) with an aggregate commitment of $1.7 billion, was terminated and all obligations existing under the Existing Credit Facility were repaid in full using proceeds of the New Credit Facility and other funds.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being filed herewith:

10.1	Credit Agreement, dated as of September 13, 2010, among Airgas, Inc., the subsidiary borrowers referred to therein, Bank of America, N.A. as administrative agent and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2010	AIRGAS, INC.
(Registrant)

	BY:	/s/ Thomas M. Smyth
Thomas M. Smyth
Vice President & Controller
(Principal Accounting Officer)

Exhibit Index

Exhibit 10.1	Credit Agreement, dated as of September 13, 2010, among Airgas, Inc., the subsidiary borrowers referred to therein, Bank of America, N.A. as administrative agent and the lenders party thereto.